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| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

    Artisan Equity Limited
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                      c/o International Services Limited
                                 P.O. Box 1186
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                                   (Street)

       Hamilton                     Bermuda                           HMEX
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        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)             08/18/99
                                                                  --------------

3.  IRS Identification Number of Reporting Person if an Entity
    (Voluntary)
                --------------

4.  Issuer Name and Ticker or Trading Symbol  Corvas International, Inc. (CVAS)
                                             -----------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [ ] Director    [ ] Officer             [X] 10% Owner    [ ] Other
                        (give title below)                       (specify below)


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6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------
7.  Individual or Joint Group Filing (Check Applicable Line)

     X   Form Filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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None
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              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
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5.5% Convertible Senior                             Common Stock, $.001  2,000,000         $3.25          D
Subordinated Notes due 2006    08/18/99  08/18/06   par value
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Explanation of Responses:
                                   /s/ Michael J. Drew          August 20, 1999
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date

                                                                          Page 2